================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

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Check the appropriate box:

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                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[X]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                           El Paso Electric Company
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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

                            EL PASO ELECTRIC COMPANY
                                 100 N. Stanton
                             El Paso, Texas  79901
                                 (915) 543-5711


                                                                   April 7, 1997

Dear Shareholder:

     The Annual Meeting of Shareholders of El Paso Electric Company will be held at the Paul Kayser Center, located at 100 N. Stanton, El Paso, Texas 79901, on Thursday, May 8, 1997, at 10:00 a.m., Mountain Daylight Time.

     The purpose of the Annual Meeting is to give shareholders an opportunity to vote on the election of Class I Directors.

     Information concerning this matter is set forth in the accompanying notice of the meeting and Proxy Statement. Your Board of Directors recommends that you vote FOR the election of the persons nominated by the Board to serve as Class I Directors.

     Your vote is important. To ensure your representation, even if you cannot attend the Annual Meeting, please mark, sign, date and return the enclosed Proxy promptly.

                                         Sincerely,

                                         /s/ James S. Haines, Jr.

                                         James S. Haines, Jr.
                                         Chief Executive Officer and President

                            EL PASO ELECTRIC COMPANY
                                 100 N. Stanton
                             El Paso, Texas  79901

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  May 8, 1997

To the Shareholders of
El Paso Electric Company:

     The Annual Meeting of Shareholders of El Paso Electric Company will be held at the Paul Kayser Center, located at 100 N. Stanton, El Paso, Texas 79901, on Thursday, May 8, 1997, at 10:00 a.m., Mountain Daylight Time, for the following purposes:

     (1) To elect four of the twelve members of the Board of Directors for three-year terms; and

     (2) To transact such other business as may properly come before the meeting and any adjournment thereof.

     The Board of Directors knows of no matters, other than that set forth in paragraph (1) above (which is discussed at greater length in the accompanying Proxy Statement), that will be presented for consideration at the Annual Meeting.

     The Board of Directors has fixed the close of business on March 14, 1997, as the record date for the determination of shareholders entitled to vote at the Annual Meeting.

     Please mark, date and sign the enclosed Proxy and return it promptly in the envelope provided for your convenience. If you attend the meeting and decide to vote in person, you may revoke your Proxy. SHAREHOLDERS ATTENDING THE MEETING WHOSE SHARES ARE REGISTERED IN THE NAME OF A BROKER SHOULD BRING AN AFFIDAVIT OF OWNERSHIP FROM THE BROKER SO THAT BENEFICIAL OWNERSHIP CAN BE VERIFIED WITHOUT DELAY ON THE MEETING DATE. The prompt return of your Proxy will save the postage expense of additional mailings.

                         By Order of the Board of Directors,

                         /s/ Guillermo Silva, Jr.

                         Guillermo Silva, Jr.
                         Secretary


April 7, 1997

                             YOUR VOTE IS IMPORTANT
                          PLEASE MARK, DATE, SIGN AND
                    PROMPTLY RETURN YOUR PROXY.  THANK YOU.

                          SUMMARY COMPENSATION TABLE

                                                                                       Long-Term
                                                      Annual                         Compensation
                                                   Compensation                          Awards
                                      -------------------------------------   ------------------------------
                                                                Other                            Securities            All
                                        Base                    Annual        Restricted         Underlying           Other
         Name and                      Salary    Bonus    Compensation/(1)/      Stock          Options/SARs    Compensation/(2)/
    Principal Position          Year    ($)       ($)            ($)              ($)                (#)               ($)
--------------------------------------------------------------------------------------------------------------------------------
James S. Haines, Jr........     1996  282,789   125,000        62,813/(3)/      532,150/(4)/       800,000                0
    Chief Executive Officer
    & President (since May
    1, 1996)

Eduardo A. Rodriguez.......     1996  196,271   250,000        13,846                              100,000            4,285
    Senior Vice President-      1995  169,000                   9,750                                    0            1,499
    Customer and Corporate      1994  161,539                   5,000                               96,500            1,999
    Services

Julius F. Bates............     1996  129,792   150,000         6,698                              100,000            4,750
    Vice President-             1995  124,800                   2,880                                    0            3,864
    Transmission &              1994  119,818                   5,538                               40,507            4,380
    Distribution

Michael L. Blough..........     1996  129,792   175,000         6,508                              100,000            4,750
    Vice President-             1995  114,381                  12,900                                    0            4,620
    Administration              1994   96,272                   4,776                               32,337            4,620

Gary R. Hedrick............     1996  129,792   175,000         8,384                              100,000                0
    Vice President-             1995  124,800                   9,600                                    0                1
    Treasurer & Chief           1994  120,013                   6,923                               40,507                1
    Financial Officer

John C. Horne..............     1996  129,792   150,000         5,990                              100,000            4,750
    Vice President-             1995  124,800                   5,760                                    0            2,592
    Power Supply                1994  119,177                   6,462                               40,507                0

David H. Wiggs, Jr.........     1996  169,675   500,000             0                              500,000            80,115  /(5)/
    Chairman of the Board &     1995  454,800                  41,982                                    0             4,621
    Chief Executive Officer     1994  428,048                  33,638                              259,750             4,948

Curtis L. Hoskins..........     1996   41,279   500,000             0                                    0            10,036  /(6)/
    President & Chief           1995  251,700                   9,681                                    0             4,621
    Operating Officer           1994  241,154                   9,308                              143,750             4,981

-----------
(1) Represents payments for accrued and unused vacation and personal holiday time pursuant to Company policy. Excludes perquisites representing less than ten percent of annual salary.
(2) Includes matching contributions made by the Company for 1996 under the Company's 401(k) Plan to Messrs. Haines, Rodriguez, Bates, Horne, Hedrick, Blough, Wiggs and Hoskins in the amounts of $0, $4,258, $4,750, $4,750, $0, $4,750, $4,750 and $4,750, respectively, and the reallocation of forfeited shares of the Company's old common stock under the Leveraged ESOP for the plan year ended December 31, 1996 in an amount having a fair market value of less than $1.00 for each individual, based on market valuations as of December 31, 1996.

(3) Includes commissions and certain closing costs and fees associated with the sale of Mr. Haines' home in Kansas; and reimbursement of moving expenses for Mr. Haines to relocate to El Paso.
(4) Mr. Haines owned 100,000 restricted shares at year-end and the value of these shares at December 31, 1996 was $650,000. These shares vest over a five year period in increments of 20%. Mr. Haines will receive cash dividends if and when declared on vested shares; dividends on investment shares will be used to acquire additional restricted shares.
(5) Mr. Wiggs retired as Chairman of the Board and Chief Executive Officer on May 1, 1996 and retired as a Director effective August 8, 1996. Includes costs associated with the purchase of Mr. Wiggs' home; expected commission costs on the sale (appraised value) of Mr. Wiggs' home; and a one-time payment of $36,471 for unused vacation and sick-time associated with Mr. Wiggs' retirement.
(6) Mr. Hoskins retired from the Company as President and Chief Operating Officer and Director effective February 12, 1996. Includes a one-time payment of $5,286 of unused vacation and sick time pursuant to his retirement.

AGGREGATE OPTIONS OUTSTANDING UNDER THE 1996 LONG-TERM INCENTIVE PLAN

  Set forth below is information with respect to the aggregate options granted pursuant to the Company's 1996 Long-Term Incentive Plan that were outstanding at December 31, 1996 for each of the Named Executive Officers.

                  OPTION/SAR GRANTS IN LAST FISCAL YEAR/(1)/

                                                         Individual Grants
                               ----------------------------------------------------------------
                                Number of
                                 Common                                                            Alternative
                                 Shares                                                             Grant Date
                               Underlying       Percent of Total                                      Value
                                 Options         Options Granted       Exercise or                  Grant Date
                                 Granted          to Employees         Base Price    Expiration    Present Value
        Name                    (#)/(1)/         in Fiscal Year          ($/Sh)         Date          $/(2)/
------------------------------------------------------------------------------------------------------------------------------------

James S. Haines, Jr.            800,000              42.11%               5.32         4-30-06     2,067,834.75
Eduardo A. Rodriguez            100,000               5.26%               5.56         6-10-06       279,798.06
Julius F. Bates                 100,000               5.26%               5.56         6-10-06       279,798.06
John C. Horne                   100,000               5.26%               5.56         6-10-06       279,798.06
Gary R. Hedrick                 100,000               5.26%               5.56         6-10-06       279,798.06
Michael L. Blough               100,000               5.26%               5.56         6-10-06       279,798.06
David H. Wiggs, Jr.             200,000              10.53%               5.56         6-10-06       559,596.13
                                300,000              15.79%               7.00         6-10-06       625,042.53
Curtis L. Hoskins                     0                  0                0.00         N/A                    0

------------------

(1) All options will vest in equal increments over a period of five years, subject to earlier vesting in accordance with the terms of Mr. Haines' employment agreement and the 1996 Long-Term Incentive Plan, except that, pursuant to his consulting agreement, Mr. Wiggs' options were fully vested on the date of grant.
(2) The value of options is based on the Black Scholes Option Pricing Model using the following assumptions: (a) risk-free rate of return for Mr. Haines is 6.65% (yield on the 10-year Treasury Note) based on an award date of April 30, 1996, and for other officers is 6.99% based on an award date of June 11, 1996; (b) volatility is 4.09% for Mr. Haines and 4.35% for other officers calculated using the annual standard deviation of El Paso

    Electric Company's Common Stock from February 16, 1996 to the award date;
    (c) exercise price is the market price on date of award (which is $5.32 for Mr. Haines, $5.56 for other officers and for 200,000 of Mr. Wiggs' options and $7.00 for 300,000 of Mr. Wiggs' options) and (d) time of exercise is assumed to be ten years from date of grant.


                        AGGREGATED OPTION/SAR EXERCISES
               IN LAST FISCAL YEAR AND FY-END OPTIONS/SAR VALUES

                             Number of Securities           Value of
                                 Underlying          Exercisable/Unexercised
                           Exercisable/Unexercised         In-the-Money
                               Options/SARS at           Options-SARS at
       Name                    Fiscal Year-end           Fiscal Year-end
-----------------------------------------------------------------------------
James S. Haines, Jr.           160,000/640,000           188,560/754,240
Eduardo A. Rodriguez              0/100,000                  0/94,000
Julius F. Bates                   0/100,000                  0/94,000
John C. Horne                     0/100,000                  0/94,000
Gary R. Hedrick                   0/100,000                  0/94,000
Michael L. Blough                 0/100,000                  0/94,000
David H. Wiggs, Jr.               500,000/0                 188,000/0
Curtis L. Hoskins                    0/0                       0/0

                          RETIREMENT INCOME PLAN TABLE

  The table set forth below shows estimated annual benefits payable at the normal retirement age of 65 upon retirement under the Company's Retirement Income Plan for the years of service and levels of final average compensation specified.

                              PENSION PLAN TABLE

                                         Years of Service
                   ----------------------------------------------------
       Compensation            15       20       25       30       35
       ------------         -------  -------  -------  -------  -------
         $125,000           $23,438  $31,250  $39,062  $46,875  $54,688
          150,000            28,125   37,500   46,875   56,250   65,625
          175,000            28,125   37,500   46,875   56,250   65,625
          200,000            28,125   37,500   46,875   56,250   65,625
          225,000            28,125   37,500   46,875   56,250   65,625
          250,000            28,125   37,500   46,875   56,250   65,625
          300,000            28,125   37,500   46,875   56,250   65,625
          400,000            28,125   37,500   46,875   56,250   65,625
          500,000            28,125   37,500   46,875   56,250   65,625
          600,000            28,125   37,500   46,875   56,250   65,625

  The compensation covered by the Retirement Income Plan is the annual salary paid to the participant, which is reflected in the column titled "Base Salary" in the Summary Compensation Table. The estimated credited years of service for each of Messrs. Haines, Rodriguez, Bates, Horne, Hedrick, Blough, Wiggs and Hoskins at December 31, 1996 was 0, 16, 24, 24, 20, 15, 8 and 6, respectively. The benefits are computed based on straight-life annuity amounts and are not subject to any deduction or offset for social security benefits or other amounts. Pursuant to applicable federal regulations, for periods after December 31, 1992, the maximum amount of compensation on which the benefits can be based was reduced to $150,000 per year, as such amount may be adjusted in $10,000 increments. Participants in the Retirement Income Plan will receive the greater of the accrued benefit at December 31, 1992, or the benefits accrued using the compensation limitation.

EMPLOYMENT AGREEMENTS AND RELATED MATTERS

  James S. Haines, Jr. became the Company's Chief Executive Officer and President on May 1, 1996. The Company has entered into an employment agreement with Mr. Haines for an initial term of five years at an initial base salary of $425,000 per year. In addition, pursuant to the agreement, Mr. Haines was awarded 100,000 shares of restricted stock and was granted options covering 800,000 shares of Common Stock with an exercise price of $5.3215 per share (which was the closing price on the American Stock Exchange on April 30, 1996). The restrictions on the restricted stock are scheduled to lapse in 20% increments beginning January 1, 1997 and the options are scheduled to vest in 20% increments per year beginning December 31, 1996, subject to earlier lapsing and vesting under certain circumstances (including a change of control of the Company). In addition to the foregoing, in order to compensate Mr. Haines for relocating from Kansas to El Paso, the Company paid him a lump sum bonus of $125,000, agreed to purchase his Kansas residence for its appraised value and reimbursed his moving expenses.

  The Company entered into certain employment agreements and special early retirement arrangements with the Named Executive Officers of the Company and entered into employment agreements with certain other individuals serving as executive officers, all as approved by the bankruptcy court in connection with the Company's emergence from bankruptcy. The arrangements (i) provide additional compensation for the unique or extraordinary demands placed on and the contributions of the officers to the Company's reorganization; (ii) in certain instances provided incentives for individuals to remain with the Company following the reorganization; and (iii) included a complete release by the employees of any claims they may have had against the Company in connection with their employment, all benefit and compensation plans and termination of employment. The following is a summary of the arrangements for the Named Executive Officers.

  Pursuant to an Amended and Restated Executive Services Agreement between the Company and Mr. Wiggs, upon the date a successor Chief Executive Officer was elected by the Board of Directors of the Company and began his employment (May 1, 1996), Mr. Wiggs retired as Chairman of the Board and the Chief Executive Officer. Subsequently, Mr. Wiggs retired from the Board of Directors (effective August 8, 1996). For his services as Chief Executive Officer, Mr. Wiggs will receive a retirement benefit of $280,000 per year (the "Retirement Payments"), payable to him or, upon his death, to his designated beneficiary until the expiration of the number of years determined to be the life expectancy of Mr. Wiggs at his retirement from employment. Mr. Wiggs was paid a cash bonus of $500,000 following the effective date of the plan of reorganization, which was February 12, 1996 (the "Effective Date") and received an additional $500,000 on the first anniversary of the Effective Date. Mr. Wiggs also received payments totalling $1.0 million due to the Company's Common Stock appreciating in value from its initial trading price to designated levels of 115%, 125% and 135% of such initial value and sustaining such value for five consecutive trading days. The Company has acquired Mr. Wiggs's El Paso residence for an amount determined by an independent real estate appraiser to be its fair market value. In order to retain the benefits of Mr. Wiggs's experience during a transition period, particularly with respect to ongoing litigation between the Company and Central and South West

Corporation and other significant projects assigned by the Chief Executive Officer, the Company entered into a three year consulting agreement with Mr. Wiggs effective May 1, 1996. Under the agreement, Mr. Wiggs will be paid a consulting fee which, after crediting the Retirement Payments in accordance with the order of the bankruptcy court, will be equal to approximately $80,000 per year. In addition, Mr. Wiggs has been awarded ten-year options to acquire 200,000 shares of Common Stock at an exercise price of $5.56 per share (which was the closing price on the American Stock Exchange on June 11, 1996) and 300,000 shares of Common Stock at an exercise price of $7.00 per share.

  The Company entered into a four-year employment contract with Mr. Rodriguez at an initial base salary of $200,000 per year. In addition, on the Effective Date, Mr. Rodriguez was paid a cash bonus of $250,000.

  The Company entered into a two-year employment agreement with Mr. Hedrick and Mr. Blough, effective with the Effective Date, and 18-month agreements with Mr. Bates and Mr. Horne. The Company has entered into eighteen-month employment agreements with the other current executive officers, effective on the Effective Date. The employment agreements provide for a base salary equal to the individual's base salary at January 1, 1996. Each Vice President and the Secretary received a cash bonus at the Effective Date from a bonus pool of $1.0 million, in amounts for each individual determined by the Board of Directors.

                        COMPENSATION/BENEFITS COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

  GENERAL. The Compensation/Benefits Committee (the "Committee") of the Board of Directors is comprised entirely of non-employee Directors. The Committee is responsible for reviewing and approving the compensation of all executive officers of the Company, including the Named Executive Officers and for administering the 1996 Long-Term Incentive Plan. Following review and approval by the Committee, all significant issues pertaining to executive compensation are submitted to the full Board for approval.

  COMPENSATION PROGRAM. Following its emergence from bankruptcy, the Company retained an international benefits and compensation consulting firm to advise the Board in designing an overall executive compensation program. Specific information was provided for 13 organizations engaged primarily in the electric utility business, and more general data was made available covering other organizations of a size comparable to the Company. In addition, the Company's internal staff provided the Committee with salary and benefits information compiled by the Edison Electric Institute (EEI) covering electric utilities with annual revenues between $300 million and $1 billion. This overall group of companies is thus smaller than the "EEI 100" index used to prepare the performance graph that appears later in this Proxy Statement, and at the same time broader than that index because of the Committee's view that the Company is entering a deregulated environment and must compete for executive talent against non-utility companies.

  The Committee believes that the executive compensation program should include a base salary that is at or near the mean for peer utilities (as described above), adjusted as appropriate for regional price and compensation levels and trends, and short-term and long-term incentive compensation that aligns the interests of the executive with the total return to the Company's shareholders. The incentive components of salary are intended to provide total compensation that is commensurate with a broader industry group as well as utilities. The use of stock-based compensation that vests over time has the additional effect of retaining quality talent.

  Based on the above parameters, the Committee and Board adopted during 1996 a total compensation program for executives that is comprised of three elements: base salary; short-term incentives; and long-term incentives.

  BASE SALARY. Each executive officer position is assigned a salary grade with minimum, midpoint and maximum ranges established to reflect salary information from comparable electric utility companies as described above. Once the range is established for a particular position, the base salary of each executive officer is determined by his or her skills and experience and potential impact on the Company's operations. Base salary adjustments are affected by the officer's individual performance and success in achieving specific corporate and individual goals. The Chief Executive Officer reviews the performance of the other executive officers and makes recommendations to the Committee based on each officer's performance. The base salaries of the Named Executive Officers (other than the chief executive officer) in 1996 also reflect their prior salary history. Based on the information available to it, the Committee believes that the base salary of these individuals is generally near the median for comparable electric utilities.

  SHORT-TERM INCENTIVES. Each executive officer other than the Chief Executive Officer may earn an incentive bonus of up to 50% of his or her base compensation if the Company achieves specific annual goals that are established in advance by the Committee and the Board. All short-term incentive awards are paid in Common Stock and vest equally over a four year period with 20% vesting once the goal is achieved and 20% vesting on each one year anniversary of such date for the next four years. It is anticipated that the annual performance goals will be "stretch" goals based on the achievement of corporate objectives (such as cash flow, expense reduction, customer satisfaction, etc.) that will lead to enhanced shareholder value. In 1996, in light of the primary need for the Company to service and reduce its debt, the performance goal was limited to achieving certain cash flow performance. Because of this limitation, the opportunity for bonuses in 1996 was limited to 37.5% of base salary. Executive officers earned a 1996 short-term incentive award of 23.28% of base salary for partial achievement of the cash flow performance goal. For the 1997 incentive plan, goals have been established for safety, customer satisfaction and deleveraging. No short-term incentive awards will be granted, however, unless the deleveraging goals are met.

  LONG-TERM INCENTIVES. During 1996, each current Named Executive Officers other than the Chief Executive Officer was awarded a stock option grant to acquire 100,000 Common Shares at the market price on the date of grant. The stock options vest in equal 20% increments over five years. The options were designed as both a retention plan as well as a long-term incentive plan, and the number of options granted was by reference to both the base salaries and the Committee's view of appropriate incentives in an industry moving to greater competition. The long-term incentive plan is intended to promote long-term growth and stability and to allow executive officers to acquire the Company's common stock and directly align the executive officers' personal interest with that of other shareholders.

  STOCK OWNERSHIP GUIDELINES. Recognizing that stock ownership by executive officers and directors can directly correlate to improved performance and shareholder enhancement, the Committee also established stock ownership guidelines for executive officers and directors. The guidelines are three times base salary for the Chief Executive Officer and two times base salary for the other executive officers. Guidelines for directors are set at two times the annual retainer. The ownership guidelines were set with the intention that they be met within the next 5 years.

  COMPENSATION OF THE CHIEF EXECUTIVE OFFICER. The philosophy of the Committee and the Board of Directors is to directly tie the most significant portion of the chief executive officer's compensation to the Company's success in maximizing shareholder value. The shareholders will benefit through the chief executive officer's leadership in establishing and meeting short-term and medium-term financial and operational goals and his initiative in developing and implementing long-term strategy. The need to use cash to deleverage and the constraints on the Company's ability to enhance revenues from customers through rate increases require that the cash portion of the chief executive officer's compensation initially be fixed. At the same time, the Committee strongly believes that the chief executive officer's total compensation should directly reflect increases in the value of the Common Shares.

  The philosophy described above guided the Board in establishing Mr. Haines' compensation in 1996. After its emergence from bankruptcy, the Company's new Board of Directors conducted an extensive search, with the assistance of a prominent executive search firm, for a chief executive officer with the experience and vision to lead the Company into the deregulated market. Mr. Haines was the unanimous choice of both the Board and the Company's other constituencies that were involved in the selection process. Mr. Haines' compensation, which is contained in a five-year employment contract, has three elements: a base salary payable in cash; restricted stock; and stock options. Mr. Haines' base salary is $425,000, which is comparable to the cash portion of his compensation in his previous position as a senior officer of a major electric and gas utility and well within the range of salaries of CEOs of electric utilities. There is no provision in Mr. Haines' contract for annual cash bonuses or for automatic increases in his base salary, and the Committee has not exercised its discretion to award Mr. Haines a cash bonus for 1996 or to increase his base salary in 1997. Instead, Mr. Haines will be compensated for the achievement of short and medium-term goals through increases in the value of 100,000 restricted Common Shares, which will vest in equal increments over the term of his contract. Mr. Haines has also been incentivized to build long-term value for shareholders through the award of 800,000 stock options with an exercise price equal to the value of the Common Shares on the date he began his service as the Company's chief executive officer. The number of restricted shares and options awarded to Mr. Haines was arrived at through negotiation and is consistent with utility industry norms for overall compensation. The Committee believes that the bias in favor of stock-based compensation will provide the greatest incentive for Mr. Haines to create and implement value enhancing strategies for the benefit of the company's shareholders.

  The Company emerged from bankruptcy in early 1996 with a reconstituted Board of Directors and, within a short period of time, hired a new chief executive officer. Under these circumstances, the Board considered it important to have available the advice and assistance of Mr. Wiggs, who had led the Company during the bankruptcy proceedings and was instrumental in implementing the plan of reorganization. Certain arrangements regarding termination and retirement payments for Mr. Wiggs were already in place. These matters had been negotiated by the creditors and equity owners in the reorganization and were approved by the bankruptcy court without the involvement of the post-reorganization Board. The three-year Consulting Agreement entered into with Mr. Wiggs covers only future services and the annual retainer is fully offset by bankruptcy court-mandated payments (resulting in an annual net payment of $80,000). Under the agreement, Mr. Wiggs will be available to advise Mr. Haines and the Board on major projects that will enhance shareholder value and to assist on matters where his experience is critical such as the CSW and Las Cruces litigations. In keeping with the committee's philosophy, the most significant portion of Mr. Wiggs consulting compensation is stock-based (200,000 options with an exercise price equal to the market price on the date of grant and 300,000 options with an exercise price set at a premium equal to 125% of the initial trading value of the Common stock as it emerged from bankruptcy). The number of options awarded to Mr. Wiggs was arrived at through negotiation and will result in benefits for him only if the shareholders simultaneously benefit from an increase in the price of the Common shares.

       Members of the Compensation/Benefits Committee:

       Kenneth R. Heitz - Chairman
       Wilson K. Cadman
       Edward C. Houghton, IV
       Charles A. Yamarone

                               PERFORMANCE GRAPH

  The following graph compares the performance of the Company's Common Stock to the performance of the American Exchange Market Value Index (XAM) and the Edison Electric Institute's Index of 100 investor-owned electric utilities (EEI 100). The graph assumes that the value of El Paso Electric Common Stock on February 16, 1996 (when it began trading on the American Stock Exchange), and of each index on January 1, 1996, was $100 and that all dividends were reinvested. The common shares of the Company prior to February 12, 1996 (the effective date of the plan of reorganization) were canceled as part of the bankruptcy and their performance is not comparable to that of the common shares of the reorganized Company. The table sets forth the relative yearly percentage change in the Company's cumulative total shareholder return as compared to the XAM and the EEI 100, as reflected in the graph.

                            TOTAL RETURN COMPARISON
              EL PASO ELECTRIC, AMEX STOCK MARKET, EEI 100 INDEX


                       [PERFORMANCE GRAPH APPEARS HERE]


                                January 1,      February 16,      December 31,
                                   1996             1996             1996
                                ----------      ------------      ------------
  El Paso Electric                  -               100.000         136.842
  XAM                             100.000             -             106.393
  EEI 100                         100.000             -             101.205

                         INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors has appointed KPMG Peat Marwick LLP, independent public accountants, who have served as independent auditors of the Company's financial statements since 1983, to serve as the independent auditors of the Company's financial statements for the 1997 fiscal year. Representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and will respond to appropriate questions.

                     SHAREHOLDER PROPOSALS AND NOMINATIONS

  Under certain circumstances, shareholders are entitled to present proposals at shareholders meetings. To be eligible for inclusion in the proxy statement for the Company's 1998 Annual Meeting of Shareholders, a shareholder proposal must be received at the Company's principal executive offices on or prior to November 24, 1997. A shareholder's notice should list each proposal and a brief description of the business to be brought before the meeting; the name and address of the shareholder proposing such business; the class and number of shares held by the shareholder; and any material interest of the shareholder in the business. If a shareholder wishes to nominate a director he must provide the nomination to the Executive/Nominating Committee in writing at the Company's principal offices pursuant to the notice provisions provided in the Company's By-Laws.

                                 OTHER BUSINESS

  The Board of Directors knows of no business, other than as stated in the Notice of Annual Meeting of Shareholders, that will be presented for consideration at the Annual Meeting. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented thereby on such matters in accordance with their best judgment and in their discretion.

                                 ANNUAL REPORT

  The Company's 1996 Annual Report, which includes financial statements, but which does not constitute a part of the proxy solicitation material, accompanies this proxy statement.

                       EL PASO ELECTRIC COMPANY
                       By Order of the Board of Directors

                       /s/ Guillermo Silva, Jr.

                       Guillermo Silva, Jr.
                       Secretary


Dated:  March 24, 1997

                              [FORM OF PROXY CARD]

                            EL PASO ELECTRIC COMPANY

                     For the Annual Meeting of Shareholders
                             to be held May 8, 1997

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby nominate(s), constitute(s) and appoint(s) James S. Haines, Jr., Terry D. Bassham and Guillermo Silva, Jr., and each of them, the attorneys, agents and proxies of the undersigned, with full powers of substitution to each, to attend and act as proxy or proxies of the undersigned at the Annual Meeting of Shareholders (the "Annual Meeting") of El Paso Electric Company (the "Company") to be held at the Paul Kayser Center, 100 N. Stanton, El Paso, Texas 79901, on Thursday, May 8, 1997 at 10:00 a.m., MDT, or at any adjournments thereof, and vote as specified herein the number of shares that the undersigned, if personally present, would be entitled to vote.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES DESCRIBED IN THE PROXY STATEMENT AS CLASS I DIRECTORS.

  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, IT WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES DESCRIBED IN THE PROXY STATEMENT AS CLASS I DIRECTORS. IF ANY MATTERS NOT SPECIFIED IN THE NOTICE OF MEETING ARE PRESENTED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT AND IN THE DISCRETION OF THE NAMED PROXY HOLDERS. THIS PROXY MAY BE REVOKED PRIOR TO ITS EXERCISE BY FILING WITH THE SECRETARY OF THE COMPANY AN INSTRUMENT IN WRITING REVOKING THE PROXY OR A DULY EXECUTED PROXY BEARING A LATER DATE. THIS PROXY MAY ALSO BE REVOKED BY ATTENDING THE MEETING AND VOTING IN PERSON.

                               [REVERSE OF CARD]

           [_]
1.  Election of Directors           FOR all nominees [X]       WITHHOLD AUTHORITY to vote      [X]           *EXCEPTIONS  [X]
    Listed Below (to                listed below               for all nominees listed below
    serve for a term of three
    years to expire at the
    annual meeting in 2000)

Nominees:       GEORGE W. EDWARDS, JR.         RAMIRO GUZMAN          STEPHEN WERTHEIMER          CHARLES A. YAMARONE
INSTRUCTIONS:  To withhold authority to vote for any nominee, mark the "Exceptions" box and write that nominee's name on the space provided below.

*Exceptions
           ------------------------------------------------------------------------------------------------------------------------

                                                                                                        Address Changes         [X]
                                                                                                        and/or Comments




                                                                                Please date and sign exactly as name appears. If
                                                                                shares are held jointly, each should sign, if
                                                                                signing as attorney, executor, administrator,
                                                                                trustee or guarantee, etc., so indicate when
                                                                                signing. If a corporation, please sign in full
                                                                                corporate name by an authorized officer. If a
                                                                                partnership, please sign in partnership name by
                                                                                authorized person.

                                                                                Dated
                                                                                     ---------------------------------------------


                                                                                --------------------------------------------------
                                                                                                      Signature

                                                                                --------------------------------------------------
                                                                                              Signature if held jointly

                                                                                Votes must be indicated
                                                                                (x) in Black or Blue ink.   [X]

Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.

                                      -2-